                                                 January 28, 1988


                           STATEMENT OF UNDERSTANDING
                        REGARDING PET FOOD JOINT VENTURE

      1. Parties. The parties to this Agreement are Merrick Pet Foods, a division of Hereford Bi-Products, Inc., Highway 60 and FM 2943, Hereford, Texas 79045, a Texas corporation ("Merrick"), and Hubbard Milling Company, P.O. Box 8500, 424 North Riverfront Drive, Mankato, Minnesota 56001, a Minnesota corporation ("Hubbard").

      2. Supplements. This document summarizes the result of discussions between the parties. The parties anticipate that this Agreement may be modified and supplemented in the future. In particular, it is contemplated that the Management Committee, as hereinafter defined, will periodically review and make recommendations to the parties with respect to provisions relating to the amount of reimbursable expenses and the price of products sold. Such changes and additions if mutually acceptable will be in writing and will be prepared and executed as supplements to this Statement of Understanding.

      3. Representations. Each party to this Agreement represents and warrants to the other that it is authorized to enter into this Agreement. Merrick and Hubbard will at all times provide the other with all information relevant to the venture contemplated hereby. Each party to this Agreement also represents and warrants to the other that there are no suits or proceedings pending or threatened against it, other than litigation that is immaterial to the respective parties and the venture contemplated hereby and that such party has all permits, licenses and authorizations, governmental or otherwise, necessary to enter into this Agreement and to carry out the transactions contemplated by it.

      4. Businesses of Hereford Bi-Products and Hubbard. HBP is an agribusiness company with, among other facilities, production plants that process dead beef stock, produce feed ingredients and manufacture pet food for the pet food and greyhound industry. Its primary production plant and headquarters are located along Highway 60 and FM 2943 in Hereford, Texas. Hubbard is also an agribusiness company with, among other things, interests in the manufacturing, marketing and production of pet food at various plants located in the United States.

      5. Formation of Joint Venture; Purpose; Other Activities. Hubbard and Merrick hereby agree to form a joint venture (the "Venture") for the purpose of engaging in the manufacturing, marketing and production of pet food at a facility (the "Facility") owned by Merrick and located along Highway 60 and FM 2943 in Hereford, Texas. The Facility as used herein refers to the recently built extrusion portion of Merrick's operation and does not include any portion of Merrick's operations presently used for meat processing for the pet food industry. It is agreed that Merrick shall be principally responsible for purchasing ingredients, manufacturing pet food products pursuant to Hubbard's formulations and specifications and warehousing inventories of ingredients, packaging and finished product. Hubbard shall be principally responsible for sales and marketing, customer contacts, purchasing packaging and specialty ingredients and pet food formulations. Additional products and activities may be added as may be agreed from time to time between Merrick and Hubbard. It is recognized that both Merrick and Hubbard have separate businesses which are intended to co-exist with the Venture. Some of these separate businesses have and will compete with the activity of the Venture. Orders for existing customers being serviced from the Hereford plant can not be transferred to other Hubbard plants without approval of the Management Committee. Orders for new customers within a 500 mile radius of Hereford will be serviced from the Hereford or Hubbard plants based on economic analysis of the Management Committee.

      6. Management Committee. The parties agree that policy and management decisions relating to the Venture shall be made by a committee (the "Management Committee") consisting of one representative of each of Hubbard and Merrick. Each party will designate a representative who will serve on the Management Committee and one alternate who shall act in the absence of such representation. Until further notice, these representatives will be Garth Merrick with Dan Scanlon as alternate, for Merrick, and Paul Holzhueter with Michael Mitchell as alternate, for Hubbard. Each party may, by written notice to the other, designate a substitute representative or alternate.

      7. Services to be Provided by Merrick.

      (a) Start up Facility; Purchase of Additional Equipment. The Facility owned by Merrick is a start-up facility that needs certain work to be completed and improvements necessary to manufacture Hubbard pet food products. In connection therewith, Merrick will, at its sole expense, provide the following:

      (i) A liquid flavor application system along with provisions for feeding this system from barrels;

      (ii) Installation and start-up of small bag packaging equipment which has already been ordered by Merrick;

      (iii) Additional warehouse space as needed by the Venture (this space can be rented, alternative warehouse space presently owned by Merrick or a new warehouse to be built, but in all cases the warehouse space provided must meet Hubbard's quality specifications and all costs of providing such warehouse space, whether rented or built will be borne by Merrick and not chargeable to the Venture as a manufacturing expense); and

      (iv) A dry flavor application system to apply such items as gravy dust, milk coating, dry digest, etc.

Such additions will  be the property of Merrick. Other acquisitions of


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equipment by or for the use of the Venture shall be made in accordance with paragraph 13.

      (b) Purchasing of Packaging and Ingredients. Merrick shall be responsible for purchasing directly from ingredient suppliers approved by Hubbard quality ingredients meeting Hubbard's specifications. Notwithstanding the preceding sentence, Merrick shall have the right to specify sources of ingredients, including premixes, that are used solely and specifically in Merrick's branded label products; provided, however, that to the extent separate storage is required, the use of these specific ingredients for Merrick's products shall not limit, impair or in any manner effect the Venture's efficient use of all ingredients necessary for the balance of the product line as interpreted by the Management Committee. Merrick will maintain all title and interest in the ingredients until the finished product is sold by the Venture. Notwithstanding the foregoing, Hubbard agrees to use its purchasing power to buy ingredients if Hubbard can purchase such ingredients at a lower cost than Merrick; provided, however, that in any such event, invoices shall, if acceptable to the vendor, be sent directly to Merrick and paid by Merrick when due, or if such arrangement is not acceptable to the vendor, Merrick will promptly repurchase such ingredients from Hubbard at Hubbard's cost within 15 days after receipt of invoice, Merrick will also pay for when due, or repurchase from Hubbard, F.0.B. Hereford, Texas, 15 days after receipt of an invoice from Hubbard, at Hubbard's cost, as the case may be, all packaging and specialty ingredients purchased by Hubbard for the Venture pursuant to paragraph 8(c) and will maintain all title and interest in such packaging and specialty ingredients purchased from Hubbard until the finished product is sold by the Venture.

      (c) Manufacturing of Pet Food. Merrick will manufacture quality pet food products for the Venture pursuant to Hubbard's formulations and specifications and will use its best efforts to control its cost of manufacturing consistent with Hubbard's standard of quality. In connection therewith, Merrick will make available the use of all equipment owned by Merrick necessary for the production of dry extruded pet food, the use of Merrick's employees engaged in the production of dry extruded pet food and of other employees engaged in support and management services as necessary for the Venture's production of dry extruded pet food. Merrick shall be entitled to be reimbursed by the Venture for all actual expenses related to the cost of manufacturing, provided, however, that such expenses shall not include depreciation or insurance costs (other than product liability and worker's compensation insurance as provided in paragraph
17). The aggregate amount of all manufacturing expenses shall not exceed $30.00 per sellable ton of pet food for a period of two years (subject to periodic adjustment for inflation as determined by the Management Committee) after the effective date hereof, after which actual costs will be used. In addition to reimbursable manufacturing expenses, Merrick shall be entitled to be reimbursed by the Venture for general and administrative expenses as approved by the Management Committee.

      (d) Storage of Ingredients and Finished Products. Merrick will maintain and store at its expense an inventory of packaging and ingredients and an


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

inventory of finished products adequate to satisfy purchase orders obtained by Hubbard from customers.

      (e) Customer Service. Merrick shall make every effort to satisfy customer requests as to delivery, customer pick-up and other related courtesies required to satisfy the needs of customers. In connection therewith, Merrick shall maintain an adequate supply of Hubbard pet food products which are not manufactured at the Facility sufficient to satisfy anticipated customer demands, including without limitation, treats, canned pet foods, semi-moist products and other dry pet food products. Such products will be sold by Hubbard to Merrick, F.O.B. Hereford, Texas, at a price of $25.00 per ton under the Venture's selling price (subject to periodic adjustments for inflation as determined by the Management Committee) and resold by Merrick as needed by the Venture (or at such time as such Products become outdated, if later) to the Venture at Merrick's cost (i.e. the price paid by Merrick to Hubbard). Such products shall be paid for within 60 days after receipt of an invoice from Hubbard. Upon payment, Merrick will maintain all title and interest in such products until sold to the Venture.

      (f) Quality Assurance. Merrick shall be responsible for performing the following activities in accordance with quality control standards established by
Hubbard: (i) purchasing proper ingredients; (ii) maintaining quality standards on the Facility and on products manufactured at the Facility, including implementing sanitation policies and programs; and (iii) taking samples, inventory control and maintaining plant production records necessary for quality control. Merrick shall be entitled to charge the Venture for quality assurance services that are normally performed during the manufacturing of pet foods (i.e. technician work); provided, however, that such expenses shall constitute manufacturing expenses for purposes of paragraph 7(c).

      (g) Purchase of Products. Merrick will purchase all its dry extruded branded label products exclusively from the Venture. The Venture will charge Merrick $25.00 per ton over its cost for such products based on extruder output (subject to periodic adjustments for inflation as determined by the Management Committee). Merrick shall bear all costs related to the sales and marketing of all Merrick branded label products. The Management Committee will review new products marketed by either Hubbard or Merrick that will be produced by the Venture to determine that they do not cause a negative economic impact on the Venture.

      8. Services to be Provided by Hubbard.

      (a) Sales and Marketing. Hubbard agrees that, while this Agreement remains in effect, it will use reasonable efforts to produce orders from customers for pet food for production at the Facility (along with Merrick products that Hubbard agrees to sell through the Venture), so long as such pet food can be produced most economically at the Facility, is of a quality satisfactory to Hubbard and can be produced consistent with Hubbard's requirements for delivery, customer pick-up and other related customer courtesies. Attached as Exhibit I hereto is a schedule of projected sales by the Venture for 1988


                                        4
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and 1989 developed by the parties. Said Exhibit is attached hereto for informational purposes only and the parties acknowledge that the figures in
Exhibit 1 and any projections hereafter developed are projections only and in no way represent any commitment by either Hubbard or Merrick that the sales of the Venture will meet such projections. All first orders from customers of the Venture shall be subject to credit approval by the Management Committee of the Venture. Any bad debt on products sold by the Venture to customers approved by the Management Committee will be charged against the Venture. The parties further acknowledge that the Venture shall not be liable for any bad debt on products sold to Hubbard or Merrick and resold by Hubbard or Merrick.

      (b) Production Assistance; Pet Food Formulations. Hubbard will provide Merrick with Hubbard's production assistance as required by the Management Committee and with all formulations for pet food products manufactured at the Facility.

      (c) Purchase of Packaging and Specialty Ingredients. Hubbard shall be responsible for purchasing or arranging for the purchase by Merrick of all packaging and specialty ingredients for pet food products manufactured by the Venture, except for (i) packaging and specialty ingredients where it is determined by the Management Committee that such packaging and specialty ingredients can be purchased at a lower cost by Merrick or the Venture, or (ii) packaging and ingredients, including premixes, that are used solely and specifically in Merrick's branded label products. Merrick shall be responsible for payment when due of all invoices for packaging and specialty ingredients sent directly by vendors to Merrick and shall reimburse Hubbard for packaging and ingredients purchased from Hubbard in accordance with paragraph 7(b). In the case of ingredients manufactured by Hubbard, Hubbard shall charge the Venture a total cost factor which will include freight to Hereford, Texas.

      (d) Quality Assurance. Hubbard will provide a quality assurance program in connection with the production of pet food by the Venture to be implemented by Merrick's Quality Assurance Division (Ag Analysis). This program will be monitored by Hubbard's Quality Assurance Department for compliance. The Management Committee will arrange for laboratory work to be performed by Merrick or Hubbard based on economics.

      (e) Quality Assurance Manager. In order to enhance Hubbard's responsibility for formulation and quality control, Hubbard will provide an onsight employee of Hubbard that will be responsible for reviewing all production and quality of pet food products (the "Quality Assurance Manager"). The Quality Assurance Manager shall, in general, be available at the Facility for consultation in connection with Merrick's production of pet food for the Venture. In particular, the Quality Assurance Manager will be responsible for consulting with Merrick regarding technical aspects of the production of pet food by the Venture. The Quality Assurance Manager will not be full time at the Facility, but will devote such time to the Venture as the Management Committee deems appropriate in light of the scope and activities of the Venture.


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

      (f) Payment for Ingredients and Packaging Costs. Hubbard will reimburse Merrick for the "Cost of Ingredients", as hereafter defined, and packaging used in finished product sold by the Venture within 15 days after receipt of a proper invoice from Merrick. Merrick shall invoice Hubbard based on the formula of the product manufactured and the ingredients used therein as ingredients and packaging are converted into finished product and sold by the Venture. For purposes hereof, the ingredients used shall be multiplied times the Cost of Ingredients, as hereafter defined, plus a shrink factor to be determined and agreed upon where appropriate. Until an exact factor can be determined, Hubbard and Merrick agree to use an ingredient shrink factor of 4% and a packaging shrink factor of 1%. This total dollar amount will be invoiced to Hubbard on a weekly basis and Hubbard will be billed with sufficient detail to justify charges. The "Cost of Ingredients" will be established on a monthly basis and shall be the market price of an ingredient, F.O.B. Hereford, Texas, on the Wednesday of the previous month that falls between the 11th and 17th of that month, unless otherwise agreed upon. Market price of an ingredient shall be the actual lowest cost that an ingredient can be purchased for at the time of the monthly pricing.

      (g) Customer Orders, Accounts Receivable. All customer orders will be called into the Hubbard order desk in Mankato, Minnesota, including Merrick's orders for Merrick branded label products. Orders will be transmitted daily to the Facility via computer terminals. Hubbard will process all customer invoices, collect accounts receivable and carry such receivables until collected or written off by the Venture as uncollectable.

      (h) Reimbursement. Hubbard's and Merrick's obligation to provide services to the Venture is conditioned on the Venture reimbursing Hubbard and Merrick for all its actual expenses related to pet foods manufactured by the Venture at the Facility including but not necessarily limited to the following: computer link ups, the cost of goods sold, all marketing and sales expenses, all other directly related expenses (including all expenses relating to quality assurance, salary and benefits of the Quality Assurance Manager, all credits, travel expenses to and from the Facility, and all other similar expenses) and general and administrative expenses as approved by the Management Committee. Notwithstanding the foregoing, the parties agree that the Venture will only be charged a flat fee of $5.00 per ton for direct salesperson expenses for travel, meals, lodging, etc. for a period of two years, after which the actual cost will be charged to the Venture.

      (i) Other Services. The nature and extent of any other services to be provided by Hubbard will be determined mutually by the Management Committee in light of, among other things, the scope and activities of the Venture.

      9. Trademarks, Etc. The Venture will operate under the name(s), trademark(s), patent(s), copyright(s), license(s) and other registrations presently being used by both Hubbard and Merrick and made available to the Venture by Hubbard or Merrick, and such names, trademarks, patents, copyrights, licenses and other registrations as may be agreed upon and acquired from time to time. Hubbard and Merrick agree to protect and to cause the Venture to


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protect such trademarks, patents, copyrights, licenses and other registrations from the misuse thereof. Such names, trademarks, patents, copyrights, and licenses shall remain the property of the respective partner and neither the Venture nor Hubbard or Merrick shall have any right, title or interest of the other partner therein by reason hereof.

      10. Trade Secrets, Etc. Trade secrets, customer lists and other similar knowledge which is the property of one of the parties hereto prior to the date hereof, shall remain the property and trade secret of such party notwithstanding disclosure to the Venture. Any such trade secrets may be used by the Venture but shall not be used by the other party hereto or any other advantage taken thereof by such party in its separate business activities at any time except by specific written agreement of the parties. Trade secrets and other similar knowledge which is developed by the Venture shall be the property of the Venture, but may be used by either party in its own separate business activities.

      11. Employees. The parties acknowledge and agree that any of Merrick's employees who perform services for the Venture shall remain employees of Merrick and Merrick shall remain solely responsible for establishing the terms and conditions of their employment, including hiring, discipline and discharge. Neither Hubbard nor any of its employees (including, without limitation, the Quality Assurance Manager) shall have any responsibility for the development or approval of personnel policies with respect to Merrick's employees performing services for the Venture. Merrick and Hubbard shall remain solely liable for the payment of compensation or any employment benefits to their respective employees and for the payment of any taxes, charges or assessments payable with respect to their respective employees, including without limitation any such payments made to governmental agencies or bodies. Neither the Venture nor Hubbard shall be considered a successor employer of Merrick's employees, and neither the Venture nor Merrick shall be considered a successor employer of Hubbard's employees.

      12. Profits and Losses; Distributions. Each of Hubbard and Merrick shall, as a member of the Venture, have a fifty percent (50%) interest in and to the Venture. The net profits or net losses of the Venture shall be credited or charged, as the case may be, equally to each of them. The earnings and profits of the Venture for the purpose of determining the share therein of each of Hubbard and Merrick shall be determined in accordance with generally accepted accounting principles. A separate income account shall be maintained for each of Hubbard and Merrick to which shall be credited or debited, as the case may be, their respective shares of the net profits or net losses of the Venture. Net profits and net losses shall be credited or debited, as the case may be, to the separate income accounts of Hubbard and Merrick as soon as practicable after the end of each month during the term of the Venture. Cash distributions will be made in the discretion of the Management Committee.

      13. Additional Capital Expenditures; Working Capital.

      (a) The cost of all capital expenditures to repair or replace equipment


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presently owned by Merrick or acquired by Merrick pursuant to paragraph 7(a)
(including upgrades of items which have depreciated due to time or use) shall be borne by Merrick and any replacement equipment so acquired shall be owned by Merrick.

      (b) Except as otherwise provided in this Agreement, the cost of all capital expenditures for additional equipment, other than equipment presently owned by Merrick or acquired by Merrick pursuant to paragraph 7(a), needed to improve the efficiency or process for manufacturing of pet food products and all depreciation and other tax benefits on such equipment shall be shared equally by Hubbard and Merrick. All capital expenditures for such equipment shall be approved by the Management Committee. The Management Committee shall, for the purposes of this Agreement, determine which expenditures are "capital" expenditures for additional equipment. All equipment so acquired shall be owned by Merrick and Hubbard as tenants in common and shall be available to the Venture for its operations.

      (c) Routine maintenance which does not constitute a capital expenditure shall be Merrick's responsibility and shall constitute a manufacturing expense for purposes of paragraph 7(c).

      (d) Any advances to the Venture for working capital approved by the Management Committee shall be shared equally by Hubbard and Merrick.

      14. Allocations of Expenses.

      (a) Except as otherwise specifically provided in this Agreement, Hubbard and Merrick shall be reimbursed by the Venture for expenses incurred only as approved by the Management Committee.

      (b) The Quality Assurance Manager and Merrick's production manager shall have joint authority to approve all routine expenses of $500 or less. Individual expenses of an amount greater than $500 must have approval of the Management Committee.

      15. Reputations of Parties. Merrick and Hubbard both cherish their reputations in the world at large and internally. The Venture will use every reasonable means to respect and enhance those reputations.

      16. Tax Status; Accounting. The Venture will function as a partnership for tax purposes. Its fiscal and tax year will be the calendar year or such other year as shall be approved by the Management Committee. Such certified public accountant as is selected by the Management Committee will be asked to prepare an annual certified audit and do such other work for the Venture as may be agreed upon from time to time. Hubbard shall be responsible for maintaining books of account of the Venture and shall prepare and distribute monthly unaudited operating statements in a format similar to that attached hereto as
Exhibit 2. Hubbard shall maintain separate accounting for all funds of the Venture and shall be responsible for making disbursements of such funds for expenses of the Venture. Each party shall have the right to review and audit


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

such books and records relating to the Venture maintained by the other party as such party may request; provided, however, that if the review of such books and records would, in the judgment of the party keeping such books and records, result in the disclosure of confidential information not related to the Venture, such party may require that such review be by a mutually satisfactory third party bound to keep such information confidential.

      17. Other Activities; Insurance. Neither Hubbard nor Merrick shall, by virtue of this Agreement, be deemed to have assumed any liability of any kind or nature whatsoever arising with respect to activities or products of the other not undertaken as part of the Venture. No party to this Agreement (or the Venture) shall be liable for worker's compensation or employment-related damages or action relating to the employees of the other party to this Agreement. The Venture will obtain and maintain at least such minimum amount of insurance coverage in connection with the activities of the Venture as is deemed adequate by each of the parties hereto, including, subject to availability, at least $1,000,000 of product liability insurance which Hubbard shall secure. The cost of such product liability insurance shall be reimbursed by the Venture.

      18. Mailing Address. The mailing address for the Venture will be:

       Merrick Pet Foods
       P.O. Box 2257
       Highway 60 and FM 2943
       Hereford, Texas 79045

      19. Merrick's and Hubbard's Other Operations. Both parties recognize that Hubbard and Merrick will have no involvement in any other operations of the other party that are not directly related to the Venture. All items purchased for, and maintenance and other costs related to, any other operations of either party not directly related to the Venture have nothing to do with the Venture and shall not be charged to the Venture.

      20. Non-competition Agreement. Merrick agrees that it will not, prior to termination of the Venture, purchase dry extruded pet food products except from the Venture or from Hubbard. Merrick or Hubbard will not directly or indirectly engage in any competition with the Venture with the exception of its Merrick or Hubbard branded labels within a 500 mile radius of the Hereford plant.

      21. Termination. Unless sooner terminated pursuant to paragraph 22, this Agreement shall continue for a term of 25 years from the effective date of the Venture.

      22. Termination. This Agreement and the Venture shall terminate as follows:


      (a) by the mutual written consent of Hubbard and Merrick;

      (b) at the option of Hubbard at any time after May 31, 1989, provided


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

Hubbard has given Merrick at least 12 months written notice of its intention to terminate this Agreement;

      (c) upon written notice by either party of the desire to terminate the Venture following the institution of any bankruptcy or insolvency proceedings against the Venture or the other party (whether voluntary or involuntary, and whether under federal or state law), the dissolution, liquidation or winding up of either party or the assignment by either party of any significant portion of its property or assets for the benefit of creditors or claimants;

      (d) upon written notice by either party if there is a willful breach by the other party of a material term of this Agreement and such breach has not been cured within 60 days after written notice of such breach; or

      (e) in the event the Facility is destroyed by fire, tornado, flood or other natural destruction, unless Merrick notifies Hubbard of its intent to rebuild an essentially equivalent or better Facility and promptly, within reason, commences rebuilding the Facility.

Nothing contained in this paragraph 22 shall affect or impair any rights or obligations arising prior to or at the time of the termination of this Agreement, or which may arise by an event causing the termination of this Agreement and the Venture. In the event this Agreement terminates pursuant to paragraph 22(e), but only pursuant to paragraph 22(e), Merrick acknowledges that Hubbard shall, notwithstanding any other provision herein and without consideration, have all right, title and interest in and to the surviving books and records, customer lists, reports, goodwill and general intangibles of the Venture or of Merrick as they relate to the Venture.

      23. Licenses. Nothing herein shall constitute a license by Hubbard for Merrick to use, or a license by Merrick for Hubbard to use, the names, trademarks, patents, copyrights, licenses and other registrations and specifications made available to the Venture by such party.

      24. Liquidation and Dissolution. Upon termination of the Venture, Hubbard and Merrick shall proceed to wind up and liquidate the affairs and assets of the Venture. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

      (i) to the payment of debts and liabilities of the Venture and expenses of liquidation;

      (ii) to the setting up of any reserves which the Management Committee shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Venture arising out of or in connection with the Venture; said reserves shall be paid over by Hubbard and Merrick to a mutually designated party, as escrow agent, to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies; at the expiration of such period of time as Hubbard and Merrick shall deem mutually advisable, said escrow agent shall distribute the balance thereof remaining in the manner set forth in subparagraph (iii) hereof; and

      (iii) any balance remaining after the application of subparagraphs (i) and
(ii), equally to Hubbard and Merrick.

      25. Purchase of Hubbard's Interests in Venture Assets by Merrick. Merrick shall, within 90 days after termination, expiration or dissolution of the Venture, purchase from Hubbard its interest in any equipment purchased by Hubbard and Merrick pursuant to paragraph 13(b) hereof, at a purchase price equal to the book value (original cost less depreciation) of Hubbard's interest in such equipment. The purchase price calculated as set forth above shall be paid to Hubbard in the form of a bank cashier's check. Upon payment of such amount, Hubbard shall deliver to Merrick such instruments of transfer as shall be reasonably requested by Merrick.

      26. Assignment; Successors and Assigns. Each party is given the specific right to transfer or assign its interest in the Venture, and in the case of Merrick, in the realty and equipment in the Facility, to another entity provided that such party does not assign its responsibilities under this Agreement without the express written consent of the other party; the other party is reasonably satisfied with the financial stability of the transferee; and such transferee specifically agrees to be bound by the terms of this Agreement. Each and every provision in this Agreement shall survive such transfer or assignment and remain in full force and effect. This Agreement shall inure to the benefit of the parties hereto, their successors and assigns. Except as otherwise provided in this paragraph 26, neither party may make any assignment of its rights or obligations hereunder without the written consent of the other party.

      27. Other Instruments, Etc. The parties agree that they will perform all other acts and execute and deliver such other documents as may be necessary or appropriate to carry out the intent and purpose of this Agreement. The parties recognize that many issues will have to be resolved after the date of this Agreement. The parties will use maximum diligence to voluntarily and appropriately resolve all future concerns of this kind.

      28. Arbitration. It is agreed nevertheless that all unresolved disputes or controversies arising out of or in relation to this Agreement shall be determined and settled by arbitration at a mutually convenient location in accordance with the Commercial Rules of the American Arbitration Association in effect at the time of said controversy, and judgment upon any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitrator(s) may decide all collateral issues such as whether this paragraph 28 is applicable. The expenses of the arbitration shall be borne by the Venture, provided that each of Merrick and Hubbard shall pay for and bear the costs of its own experts, evidence, and legal counsel. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended for the number of days plus 10 that are taken for the determination of that matter by the arbitrator(s).

      29. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of Texas and, to the extent applicable, by the Uniform Partnership Act as adopted from time to time by the State of Texas.

      30. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally served or if by mail by depositing a copy thereof in a registered or certified envelope, postage prepaid, addressed to the other party at its address hereinabove set forth or at such other address as the other party shall have theretofore designated. The date of giving such notice shall be the date received, if served personally, or the date on which the envelope is delivered to the other party as indicated by the return receipt.

      31. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which taken together shall be one document.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the 28 day of January, 1988. The effective date of the Venture shall be February 1, 1988.

                                        MERRICK PET FOODS


                                        By /s/ Garth Merrick
                                           ----------------------


                                           ----------------------

                                        HUBBARD MILLING COMPANY


                                        By /s/ Paul Holzhueter
                                           ----------------------
                                           Paul Holzhueter,
                                           Division Vice President,
                                           Pet Food Division


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